    As filed with the Securities and Exchange Commission on April 11, 2000
                                                   Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ______________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________
                       MACE SECURITY INTERNATIONAL, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                _______________

                            Delaware                                                         03-0311630
                   (State or other jurisdiction of                             (I.R.S. Employer Identification Number)
                    Incorporation or Organization)
                                                                                        Louis D. Paolino, Jr.
                                                                                       Chief Executive Officer
                                                                                  Mace Security International, Inc.
                   1000 Crawford Place, Suite 400                                  1000 Crawford Place, Suite 400
                   Mt. Laurel, New Jersey  08054                                    Mt. Laurel, New Jersey 08054
                          (856) 778-2300                                                    (856) 778-2300
         (Address, Including Zip Code, and Telephone Number,            (Name, Address, Including Zip Code, and Telephone
 Including Area Code, of Registrant's Principal Executive Offices)      Number, Including Area Code, of Agent for Service)

                            _______________________


          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

          If the only securities being registered on this form are being offered under dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

               If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

 =================================================================================================================================
                                       Amount           Proposed  Maximum              Proposed Maximum             Amount of
         Title of Shares                to be             Offering Price                  Aggregate               Registration
        to be Registered             Registered            Per Share(1)               Offering Price(1)                Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value             3,285,405           $4.00                      $13,141,620                 $3,470.00
=================================================================================================================================

(1)  Calculated pursuant to Rule 457(c)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     To be completed, dated April 11, 2000

Prospectus
                       MACE SECURITY INTERNATIONAL, INC.

                     UP TO 3,285,405 SHARES OF COMMON STOCK


  We have entered into a master facility agreement with Fusion Capital Fund II, LLC under which Fusion Capital has agreed to enter into up to two identical equity purchase agreements. Each equity purchase requires that Fusion Capital purchase up to $12 million worth of our shares of common stock at a price based upon the future performance of our common stock. At our sole option, we can require Fusion Capital to enter into one or both equity purchase agreements and purchase up to $24 million in the aggregate of our common stock.

  We estimate that the maximum number of shares we will sell to Fusion Capital under the first equity purchase agreement is 3,000,000. If more than 3,000,000 shares are issuable to Fusion Capital under this equity purchase agreement, we have the right and presently intend to terminate the equity purchase agreement without any payment or liability to Fusion Capital. We have also agreed to issue an estimated 285,405 additional shares to Fusion Capital as a commitment fee for entering into the master facility agreement. This prospectus relates to the offer and sale from time to time by Fusion Capital of up to 3,285,405 of such shares. Fusion Capital is sometimes referred to in this prospectus as the selling shareholder. We will not receive any of the proceeds from the sale of the shares being offered by this prospectus.

  We have the right to terminate the equity purchase agreement without any payment or liability to Fusion Capital. Fusion Capital has agreed not to engage in any direct or indirect short-selling or hedging of our common stock.

  Our common stock is currently traded on The Nasdaq National Market under the symbol "MACE." The closing price of our common stock on The Nasdaq National Market on April 6, 2000 was $3.875 per share. We will apply to have the shares of common stock offered pursuant to this prospectus approved for trading on The Nasdaq National Market.


  These securities involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

  The selling shareholder is an "underwriters" within the meaning of the Securities Act of 1933.


  Our principal executive office is located at 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054, and our telephone number is (856) 778-2300.



  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated April __, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS
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                                                                 Page
                                                                 ----

RISK FACTORS...................................................   3

THE COMPANY....................................................   8

THE FINANCING TRANSACTION......................................   9

USE OF PROCEEDS................................................  12

SELLING SHAREHOLDER............................................  12

CAUTIONARY STATEMENT...........................................  14

PLAN OF DISTRIBUTION...........................................  14

LEGAL OPINION..................................................  16

EXPERTS........................................................  16

WHERE YOU CAN FIND MORE INFORMATION............................  17

                                  RISK FACTORS

     Before you decide to invest, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. Any or all of these factors or others not mentioned below could affect our prospects as a whole.

General Risks
-------------

We need to raise additional capital

     At December 31, 1999, we had negative working capital of approximately $1.4 million. Our business plan will require significant additional capital to fund acquisitions and internal development and growth. The aggregate of $24 million made available by the selling shareholder under the two equity purchase agreements may be inadequate to our needs.

     Under the terms of each equity purchase agreement with Fusion Capital, we have the right to sell at least $1.5 million per month of our common stock to Fusion Capital. We have the option to require Fusion Capital to purchase additional amounts of the common stock each month up to $12 million in the aggregate. If we receive all $24 million under the two equity purchase agreements with Fusion Capital, our immediate and near term needs for working capital would be satisfied. We could in the future need working capital beyond the $24 million as we continue to fully implement our business, operating and development plans, to fund acquisitions and internal development and growth.
Our capital requirements also include working capital for daily operations and significant capital for equipment purchases. To the extent that we lack cash to meet our further capital needs, we will be required to raise additional funds through bank borrowings and significant additional equity and/or debt financings, which may result in significant increases in leverage and interest expense and/or substantial dilution. We cannot assure you that we will obtain the necessary financing. If we are unable to raise additional capital, we will need to substantially reduce the scale of our operations and curtail our business plan.

We have a history of losses, we have working capital deficits and we may incur continuing charges

     We have reported net losses and working capital deficits in prior fiscal years and we have recently expended substantial funds for acquisitions and equipment. In connection with financing acquisitions and business growth, we anticipate that we will continue to incur significant debt and interest charges. In addition, we will recognize goodwill amortization charges in connection with our acquisitions that are accounted for under the "purchase" method of accounting. The amount of goodwill recognized is the amount by which the purchase price of a business exceeds the fair market value of the assets acquired. Goodwill is amortized over a period not to exceed 25 years depending on the business acquired, resulting in an annual non-cash charge to our earnings during that period. As we continue to acquire additional businesses, our financial position and results of operations may fluctuate significantly from period to period.

Our business plan poses risks for us

     Our business objective is to develop and grow a full service, integrated car care business through acquisitions of car washes and through the internal development of our car wash facilities by adding gasoline pumps, oil change facilities and convenience stores to our locations. We have repositioned our company from a company involved primarily in the production of consumer defense products to a company that also offers car wash and car care services. This strategy involves a number of risks, including:

     .    Risks associated with growth;

     .    Risks associated with acquisitions;

     . Risks associated with the recruitment and development of management and operating personnel; and

     . Risks associated with lack of experience in the car service industries.

     If we are unable to manage one or more of these associated risks effectively, we may not realize our business plan.

We have a limited operating history regarding our car wash and car service businesses

     Since July 1999, our main business has been the acquisition and operation of car wash and car service facilities, which now account for more than half of our revenues. Because of our relatively limited operating history with respect to these businesses, we cannot assure you that we will be able to operate them successfully.

We may not be able to manage growth

     If we succeed in growing, growth will place significant burdens on our management and on our operational and other resources. We will need to attract, train, motivate, retain and supervise our senior managers and other employees and develop a managerial infrastructure. If we are unable to do this, we will not be able to realize our business objectives.

Risks of Acquisitions
---------------------

     In General. Our strategy to grow in part through acquisitions depends upon our ability to identify suitable acquisition candidates, and to consummate acquisitions on financially favorable terms. This strategy involves risks inherent in assessing acquisition candidates' values, strengths, weaknesses, risks and profitability and risks related to the financing, integration and operation of acquired businesses, including:

     .    adverse short-term effects on our reported operating results;
     .    diversion of management's attention;
     .    dependence on hiring, training and retaining key personnel; and
     .    risks associated with unanticipated problems or latent liabilities.

     We cannot assure you that acquisition opportunities will be available, that we will have access to the capital required to finance potential acquisitions, that we will continue to acquire businesses, or that any acquired business will be profitable.

We may not be able to integrate businesses we acquire and achieve operating efficiencies

     We are in the process of combining the businesses and assets that we have acquired recently into an integrated operating structure. Our future growth and profitability depend substantially on our ability to operate and integrate acquired businesses. Our strategy is to achieve economies of scale and brand-name recognition in part through acquisitions that increase our size. We cannot assure you that our efforts to integrate acquired operations will be effective or that we will realize expected results. Our failure to achieve any of these results could have a material adverse effect on our business and results of operations.

We face potential liabilities associated with acquisitions of businesses

     The businesses we acquire may have liabilities that we do not discover or may be unable to discover during our preacquisition investigations, including liabilities arising from environmental contamination or prior owners' non-compliance with environmental laws or other regulatory requirements, and for which we, as a successor owner or operator, may be responsible.

Risks of this Offering
----------------------

Our stock price is volatile

     Our common stock's market price has been and is likely to continue to be highly volatile. Factors like fluctuations in our quarterly revenues and operating results, our ongoing acquisition program, market conditions and economic conditions generally may impact significantly our common stock's market price. In addition, as we continue to acquire additional car wash businesses, we may agree to issue common stock that will become available generally for resale and may have an impact on our common stock's market price.

The sale of the shares registered in this offering could cause our stock price to decline

     All shares registered in this offering are freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to eight months from the date of this prospectus. We may require the selling shareholder to purchase a significant number of shares of common stock under the equity purchase agreement at one time. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline. Even if our stock price decreases, we may elect to sell more shares under the equity purchase agreement, causing more shares to be outstanding and resulting in substantial dilution.

     The purchase price under the equity purchase agreement will fluctuate based on the price of our common stock. See "The Financing Transaction - Conversion of the Equity Purchase Agreement into Common Stock" for a detailed description of the purchase price.

     If the equity purchase agreement had been fully performed on April 7, 2000, the purchase price would have been $3.9375 per share and Fusion Capital would have received 3,000,000 shares of our common stock representing 12.51% of our outstanding common stock as of April 7, 2000. Therefore, the sale of shares under the equity purchase agreement may result in substantial dilution to the interests of other holders of our common stock. Although we have the right to block sales under the equity purchase agreement if our stock price is below $7.00, we may still elect to sell shares under the equity purchase agreement. This would result in more shares being outstanding and could cause substantial dilution.

Many of our shares are eligible for future sale and are subject to registration rights which could adversely affect the market price of our Common Stock

     Up to 3,285,405 shares offered in this prospectus will be eligible for resale as described in this prospectus. The market price of our stock could decline significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Risks of Particular Business Lines
----------------------------------

We face risks associated with our consumer safety products

     We face claims of injury allegedly resulting from our defense sprays. We cannot assure you that our insurance coverage will be sufficient to cover any judgments won against us in these lawsuits. If our insurance coverage is exceeded, we will have to pay the excess liability directly. We are also aware of several claims that defense sprays used by law enforcement personnel resulted in deaths of prisoners and of suspects in custody. While we no longer sell defense sprays to law enforcement agencies, it is possible that the increasing use of defense sprays by the public could, in the future, lead to additional product liability claims.

Our car wash business may suffer under certain weather conditions

     Seasonal trends in some periods may affect our car wash business. In particular, long periods of rain can affect adversely our car wash business as people typically do not wash their cars during such periods. Conversely, extended periods of warm, dry weather may encourage customers to wash their own cars which can affect adversely our car wash business.

Consumer demand for our car wash services is unpredictable

     Our financial condition and results of operations will depend substantially on consumer demand for car wash services. Our business depends on consumers choosing to employ professional services to wash their cars rather than washing their cars themselves or not washing their cars at all. We cannot assure you that consumer demand for car wash services will increase as our business expands. Nor can we assure you that consumer demand will maintain its current level.

We must maintain our car wash equipment

     Although we undertake to keep our car washing equipment in proper operating condition, the operating environment found in car washes results in frequent mechanical problems. If we fail to properly maintain the equipment, the car wash could become inoperable resulting in a loss of revenue to us from the inoperable location.

Our car wash and car services and consumer safety product businesses face governmental regulation

     Car Wash and Car Service Businesses.  We are governed by federal, state and
     -----------------------------------
local laws and regulations, including environmental regulations, that regulate the operation of our car wash centers and other car services businesses. Car wash centers utilize cleaning agents and waxes in the washing process that are then discharged in waste water along with oils and fluids washed off of vehicles. Other car services, such as gasoline and lubrication, use a number of oil derivatives and other regulated hazardous substances. As a result, we are governed by environmental laws and regulations dealing with, among other things:

            . transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes;
            .  discharge of stormwater; and
            .  underground storage tanks.

     If any of the previously mentioned substances were found on our property, however, including leased properties, or if we were found to be in violation of applicable laws and regulations, we could be responsible for clean-up costs, property damage and fines or other penalties, any one of which could have a material adverse effect on our financial condition and results of operations.

     Consumer Safety Products.  The distribution, sale, ownership and use of
     ------------------------
consumer defense sprays are legal in some form in all 50 states and the District of Columbia. We cannot assure you, however, that restrictions on the manufacture or use of consumer defense sprays will not be enacted that would have an adverse impact on our financial condition.

     Some of our consumer defense spray manufacturing operations currently incorporate hazardous materials, the use and emission of which are regulated by various state and federal environmental protection agencies, including the Environmental Protection Agency. We believe that we are in compliance currently with all state and local statutes governing our disposal of these hazardous materials, but if there are any changes in environmental permit or regulatory requirements, or if we fail to comply with any environmental requirements, these changes or failures may have a material adverse effect on our business and financial condition.

Additional Risks
----------------

We face significant competition

     The extent and kind of competition that we face varies. The car wash industry is highly competitive. Competition is based primarily on location, facilities, customer service, available services and rates. Because barriers to entry into the car wash industry are relatively low, competition may be expected to continually arise from new sources not currently competing with us. In this sector of our business we also face competition from outside the car wash industry, such as gas stations and convenience stores, that offer automated car wash services. In some cases, these competitors may have significantly greater financial and operating resources than we do. In our car service businesses, we face competition from a number of sources, including regional and national chains, gasoline stations and companies and automotive companies and specialty stores, both regional and national.

Our operations are dependent substantially on the services of our executive officers, particularly Louis D. Paolino, Jr.

     Our operations are dependent substantially on the services of our executive officers, particularly Louis D. Paolino, Jr., our Chairman of the Board, Chief Executive Officer and President. If we lose Mr. Paolino's services or that of one or more of our other executive officers, the loss could have a material adverse effect on our business and results of operations. We do not maintain key-man life insurance policies on our executive officers.

We are controlled by Louis D. Paolino, Jr., giving him a great deal of influence over our affairs.

     Louis D. Paolino, Jr., our President, Chief Executive Officer and Chairman of our Board of Directors, owns or has the right to vote approximately 32 percent of our outstanding stock, giving him a great deal of influence over our affairs. Mr. Paolino's influence could affect important functions, including the election of our Board members and our ability to enter into transactions with affiliates and related parties and the approval or prevention of any proposed merger, sale of assets or other business combination. Mr. Paolino's influence, thus, could prevent us from doing things that would increase our common stock's price, or force us to do things that could lower our common stock's price.

Our Preferred Stock may effect the rights of the holders of our common stock and it may also discourage another person to acquire control of Mace

     Our Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Preferred Stock. No shares of Preferred Stock are currently outstanding. It is not possible to state the precise effect of Preferred Stock upon the rights of the holders of our common stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series or classes of the Preferred Stock. However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears,
(ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights, and (iii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

     The Preferred Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person to acquire control of Mace and may therefore have an anti-takeover effect. Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years with voting or conversion privileges intended to make an acquisition of the company more difficult or costly. Such an issuance could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

Some provisions of Delaware law may prevent us from being acquired

     We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three (3) years, unless approved in a prescribed manner. This provision of Delaware law may affect our ability to merge with, or to engage in other similar activities with, some other companies. This means that we may be a less attractive target to a potential acquirer who otherwise may be willing to pay a price for our common stock above its market price.

We face Year 2000 risks

     The Company has completed its Year 2000 remediation plan. Although we believe our Year 2000 remediation plan was adequate to address the Year 2000 issue and we expect to have no material exposure with respect to information technology-related systems, the Company is continually acquiring new businesses and locations, which may require an on-going process to convert, assess and, if necessary, remediate newly acquired systems. With respect to non-information technology areas, it is uncertain what risks are associated with the Year 2000 issue and any risks that may be identified could have a material, adverse effect on the Company's business, financial condition, and results of operations and cash flows. There can be no assurances that the systems of customers and vendors on which the Company relies will be converted in a timely manner and will not have an adverse effect on the Company's systems or operations.

     Additionally, the Company's Computer Products and Services operations develop specialty point of sale and control software for principally the car care industry. Based on our current assessment, we believe the current versions of our software products are Year 2000 compliant - that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into other third party company systems involving hardware and software products that we cannot adequately evaluate for Year 2000 compliance. Although we have not been a party to any claims involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such claims proceedings, or to negotiate resolutions of claims based on Year 2000 issues.

We do not expect to pay cash dividends on our common stock

     We do not expect to pay any cash dividends on our common stock in the foreseeable future. We will reinvest any cash otherwise available for dividends in our business.


                                  THE COMPANY

     We were incorporated in Delaware on September 1, 1993, and before July, 1999, our main business was the production and sale of less-than-lethal defense sprays and other consumer safety and security products. On July 1, 1999, we merged American Wash Services Inc., a company that was engaged in the business of acquiring and operating car wash facilities, into a wholly-owned subsidiary of Mace. On July 9,

1999, we acquired all the outstanding common stock of Innovative Control Systems, Inc., a developer of point of sale systems for the car wash and oil lubrication industries.

     Since July 1999, our main business has been the ownership and operation of full service car wash facilities. Through a separate division, we continue to produce and sell, both in our car wash facilities and elsewhere, our consumer safety and personal security products. Through our wholly owned subsidiary, Innovative Control Systems, Inc., we continue to develop and sell car wash and oil lubrication point of sale systems.

                           THE FINANCING TRANSACTION

General

     On April 5, 2000 Mace executed a master facility agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to enter into up to two equity purchase agreements, each with an aggregate principal amount of $12,000,000. Each equity purchase agreement grants Fusion Capital the right to purchase from us shares of common stock up to $12,000,000 at a price equal to the lesser of (1) 140% of the average of the closing bid prices for our common stock during the 10 trading days prior to the date of the applicable equity purchase agreement or $7.00, whichever is greater or (2) a price based upon the future performance of the common stock, in each case without any fixed discount to the market price. The equity purchase agreement requires that at the beginning of each month, Fusion Capital will pay $1 million to Mace as partial prepayment of the common stock. Once the $1 million has been applied to purchase shares of our common stock, Fusion Capital will pay the remaining principal amount upon receipt of our common stock.

     The first equity purchase agreement will be executed by Fusion Capital within five business days after the date of this prospectus. This date is referred to as the "closing date." The second equity purchase agreement will be executed after delivery of an irrevocable written notice by us to Fusion Capital stating that we elect to enter into such purchase agreement with Fusion Capital. The second equity purchase agreement may be entered into only after the principal amount under the first equity purchase agreement is fully converted into Mace's common stock. The obligation of Fusion Capital to enter into both equity purchase agreements is subject only to customary closing conditions, all of which are outside the control of Fusion Capital.

Conversion of the Equity Purchase Agreement into Common Stock

     Conversions at Fusion Capital's Discretion.  Under the equity purchase
     ------------------------------------------
agreement Fusion Capital will purchase shares of our common stock by "converting" a specified dollar amount of the outstanding principal balance into common stock. Subject to the limits on conversion and the termination rights described below, each month during the eight-month term of the equity purchase agreement Fusion Capital will have the right to convert up to $1.5 million of the principal amount of the equity purchase agreement, plus any amounts for any prior month that have not yet been converted, into shares of our common stock at the applicable conversion price. The conversion price per share is equal to the lesser of:

          - the lowest sale price of our common stock on the day of submission of a conversion notice by Fusion Capital; or

          - the average of the two lowest closing bid prices of our common stock during the 12 trading days prior to the submission of a conversion notice by Fusion Capital; or

          - the greater of (1) $7.00 or (2) 140% of the average of the closing bid prices of our common stock for the 10 trading days immediately preceding the date of the applicable equity purchase agreement. This is referred to throughout this prospectus as the "Fixed Conversion Price." If the equity purchase agreement had been entered into on April 7, 2000, the Fixed Conversion Price would have been $7.00.

     Mace's Right to Prevent Conversions. If the closing sale price of our
     -----------------------------------
common stock is below the Fixed Conversion Price for any three consecutive trading days, we will have the unconditional right to suspend conversions until the earlier of (1) our revocation of such suspension and (2) when the sale price of our common stock is above the Fixed Conversion Price.

     Mace's Mandatory Conversion Rights.  We will have the right to require that
     ----------------------------------
Fusion Capital convert all or a portion of the principal amount of the equity purchase agreement during any month. We may revoke, in our sole discretion, our written request with respect to any conversions in excess of the amount that Fusion Capital is otherwise permitted to convert.

     Limitation on Fusion Capital's Beneficial Ownership.  Notwithstanding the
     ---------------------------------------------------
foregoing, no conversion of the equity purchase agreement will be permitted if it would result in Fusion Capital or its affiliates beneficially owning more than 4.99% of our then aggregate outstanding common stock immediately after the proposed conversion.

Termination rights of Mace

     If the closing price of our common stock is below the Fixed Conversion Price for any 10 consecutive trading days, then we may elect to terminate the equity purchase agreement without any liability or payment to Fusion Capital. If more than 3,000,000 shares are issuable to Fusion Capital under the equity purchase agreement, we presently intend to terminate the equity purchase agreement without any payment or liability to Fusion Capital.

Change in Control

     Upon a change in control of Mace, we may require mandatory conversion of the equity purchase agreement or, if the market price is below the Fixed Conversion Price, we may exercise our termination right.

No Short-Selling or Hedging by Fusion Capital

     Fusion Capital has agreed that neither it nor its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the master facility agreement.

Events of Default

     Generally, Fusion Capital may terminate the equity purchase agreement without any liability or payment to Mace upon the occurrence of any of the following events of default:

          - if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

          - suspension by The Nasdaq National Market of our common stock from trading for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

          - our failure to satisfy any listing criteria of our principal securities exchange or market for a period of five consecutive trading days or for more than an aggregate of 45 trading days in any 365-day period;

          - (1) notice from us or our transfer agent to the effect that either of us intends not to comply with a proper request for conversion of the equity purchase agreement into shares of common stock or (2) our failure to confirm to the transfer agent Fusion Capital's conversion notice or (3) the failure of the transfer agent to issue shares of our common stock upon delivery of a conversion notice;

          - if at any time more than 4,845,773 shares of our common stock (representing 19.99% of our outstanding common stock as of the date of the master facility agreement) are issuable to Fusion Capital upon conversion of the equity purchase agreement;

          - any material breach of the representations or warranties or covenants contained in the master facility agreement or any related agreements which has or which could have a material adverse affect on Mace or the value of the equity purchase agreement, subject to a cure period of five trading days;

          - a default of any payment obligation of Mace in excess of $1 million; or

          - our participation in insolvency or bankruptcy proceedings by or against Mace.

Additional Shares Issued to Fusion Capital

     Under the terms of the master facility agreement, in connection with the execution of the first equity purchase agreement, Fusion Capital will receive additional shares of our common stock as a commitment fee. The shares to be issued to Fusion Capital will be equal to:

          - 8% of $12,000,000, or $960,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first equity purchase agreement and (2) $4.2625, the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date of the master facility agreement, plus

          - 3% of $12,000,000, or $360,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first equity purchase agreement and (2) $4.2625, the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date of the master facility agreement.

     If the closing date for the first equity purchase agreement had been April 7, 2000, Fusion Capital would have received an aggregate of 309,677 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until the first equity purchase agreement has been fully performed.

     On the date of the execution of the second equity purchase agreement, Fusion Capital will be entitled to receive a commitment fee, payable in shares of common stock, equal to 5% of $12,000,000, or $600,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day which is two trading days prior to the closing date for the second equity purchase agreement and (2) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date we deliver notice of our election to enter into the second equity purchase agreement.

No Variable Priced Financings by Mace

     So long as any equity purchase agreement is in effect, Mace has agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless it has obtained Fusion Capital's prior written consent.

                                USE OF PROCEEDS

          We will not receive any of the proceeds from the shares sold by the selling shareholders nor will any of the proceeds be available for our use or otherwise for our benefit. We are registering the shares for sale to provide the selling shareholder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholder.

                              SELLING SHAREHOLDER

     The selling shareholder is Fusion Capital Fund II, LLC. Prior to the date of this prospectus, Fusion Capital did not own or have any interest in any shares of our common stock. Within five business days after the date of this prospectus, pursuant to the master facility agreement dated April 5, 2000, Fusion Capital will enter into an equity purchase agreement for $12,000,000.

Mechanics of Conversion of Equity Purchase Agreement

     Each month a portion of the equity purchase agreement may be converted into shares of our common stock. The conversion price of the equity purchase agreement is described in detail under the heading "The Financing Transaction-- Conversion of the Equity Purchase Agreement into Common Stock."

     The following table sets forth the number of shares of our common stock that would be issuable to Fusion Capital upon conversion of the equity purchase agreement at varying conversion prices:

                                             Number of Shares to be Issued
                                             Upon a Full Conversion of the         Percent of our Common Stock
Assumed Conversion Price                     First Equity Purchase Agreement       Outstanding as of April 7, 2000/1/
----------------------------                 -------------------------------       ----------------------------------
         $ 3.00                                         3,000,000/2/                            12.51%

$3.9375, the conversion on April 7, 2000                3,000,000/2/                            12.51%

         $ 4.00                                         3,000,000                               12.51%

         $ 5.00                                         2,400,000                               10.01%

$7.00, the lowest fixed conversion price                1,714,286                                7.15%

        $ 10.00                                         1,200,000                                5.00%

_____________________________
/1/ As of the date of this prospectus, there were 23,984,318 shares of our common stock outstanding.
/2/ We originally estimated that we would issue no more than 3,000,000 shares to Fusion Capital upon conversion of the equity purchase agreement, all of which are included in this offering. If more than 3,000,000 shares are issuable to Fusion Capital under the equity purchase agreement, we have the right to, and presently intend to, terminate the equity purchase agreement without any payment or liability to Fusion Capital.

Effect of Performance of Equity Purchase Agreement on Mace and Our Shareholders

     If the first equity purchase agreement were fully performed on April 7, 2000, the conversion price would have been $3.9375 per share and Fusion Capital would have received an aggregate of 3,000,000 shares of our common stock, representing 12.51% of our outstanding common stock.

     All shares registered in this offering are freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to eight months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately convert the entire equity purchase agreement into common stock, and it may sell all of the shares of common stock it acquires upon conversion. Therefore, the conversion of the equity purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block conversions of the equity purchase agreement and to require termination of the equity purchase agreement. We currently intend to exercise these rights to protect our shareholders from substantial dilution. See "The Financing Transaction."

Mace's Ability to Restrict Conversion

     The equity purchase agreement provides that we may restrict conversion of the equity purchase agreement if the closing sale price of our common stock is below the Fixed Conversion Price for any three consecutive trading days. We currently intend to so restrict conversion to the extent practicable, so that our shareholders would be protected from substantial dilution. Investors should be aware, however, that to the extent Mace needs to use the cash proceeds of the equity purchase agreement for working capital or other business purposes, we will not restrict conversion of the equity purchase agreement.

Adjustment to Conversion Price

     The conversion price of the equity purchase agreement will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the ten trading days in which the closing bid price is used to compute the conversion price.

Additional Shares to be Issued to Fusion Capital

     Under the terms of the master facility agreement, in connection with the execution of the first equity purchase agreement, Fusion Capital will receive additional shares of our common stock as a commitment fee. The shares to be issued to Fusion Capital will be equal to:

          - 8% of $12,000,000, or $960,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first equity purchase agreement and (2) $4.2625, the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date of the master facility agreement, plus

          - 3% of $12,000,000, or $360,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first equity purchase agreement and (2) $4.2625, the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date of the master facility agreement.

     If the closing date for the first equity purchase agreement had been April 7, 2000, Fusion Capital would have received an aggregate of 309,677 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until the first equity purchase agreement has been fully performed.

     On the date of the execution of the second equity purchase agreement, Fusion Capital will be entitled to receive a commitment fee, payable in shares of common stock, equal to 5% of $12,000,000, or $600,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day which is two trading days prior to the closing date for the second equity purchase agreement and (2) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date we deliver notice of our election to enter into the second equity purchase agreement.

     The number of additional shares issued to Fusion Capital will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the five trading days prior to the day Fusion Capital receives the commitment fee shares.

Relationship Between Mace and Fusion Capital

     Fusion Capital has had no business or financial relationship with Mace prior to entering into the master facility agreement on April 5, 2000. Under the master facility agreement, Mace agreed to issue to Fusion Capital, and Fusion Capital agreed to enter into with Mace, up to two equity purchase agreements in the aggregate principal amount of $12 million each. Notwithstanding the limitations on ownership set forth in the equity purchase agreement, if the entire first equity purchase agreement was converted into shares of common stock at a conversion price equal to $3.9375 per share, representing an assumed conversion price computed as if the equity purchase agreement were fully converted on April 7, 2000, Fusion Capital would beneficially own 12.51% of our outstanding common stock as of April 7, 2000.

Holdings of Fusion Capital Upon Termination of This Offering

     Because the selling shareholder may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling shareholder upon termination of the offering.

                             CAUTIONARY STATEMENT

       In this prospectus and in reports we incorporate in this prospectus, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative of the terms or other variations on the terms, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."

     Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements that our forward-looking statements express or imply. We discuss some, but not all, of these risks, uncertainties and factors in this prospectus. We disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained in this prospectus, however, to reflect future events or developments.

                             PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by the selling shareholder, Fusion Capital Fund II, LLC. The common stock may be sold or distributed from time to time by the selling shareholder, or by donees or transferees of, or other successors in interests to, the selling shareholder, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

          - ordinary brokers' transactions;

          - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

          - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

          - "at the market" to or through market makers or into an existing market for the common stock;

          - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

          - in privately negotiated transactions; or

          - any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

       Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     Neither Mace nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. Mace knows of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

     Mace will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Mace has also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mace, Mace has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF MACE'S COMMON STOCK DURING THE TERM OF THE EQUITY PURCHASE AGREEMENT.

     Mace has advised the selling shareholder that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

       This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling shareholder.


                                 LEGAL OPINION

     Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, will issue for us an opinion on the validity of the shares being offered by this prospectus.


                                    EXPERTS

       The consolidated financial statements of Mace Security International, Inc. as of December 31, 1999, and for the year then ended appearing in Mace's annual report on Form 10-KSB, which is incorporated by reference herein, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements of Mace Security International, Inc. as of December 31, 1998, and for the year then ended appearing in Mace's annual report on Form 10-KSB, which is incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein which, as for the year in the period ended December 31, 1998, is based in part on the reports of D. Williams & Co., P.C., Daniel P. Irwin and Associates, P.C. and Urbach Kahn & Werlin PC, independent auditors. The financial statements referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

       The Securities Exchange Act of 1934 requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information may be copied and inspected at the Securities and Exchange Commission's Public Reference Facilities, which are in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's following regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the material can be obtained from the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0300. The Securities and Exchange Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

       We filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act which registered the shares covered by this prospectus for resale by the Registered Stockholders. This prospectus is a part of the registration statement. This prospectus does not contain all of the information shown in the registration statement because we have omitted some portions of the prospectus as permitted by the Securities and Exchange Commission's rules and regulations. Statements contained in this prospectus as to any contract or other documents' contents are not necessarily complete. In each instance, if the contract or document is filed as an exhibit to the registration statement, the affected statement is qualified, in all respects, by reference to the applicable exhibit to the registration statement. For further information about us and our shares, we refer you to the registration statement and the exhibits and schedules that you may obtain from the Securities and Exchange Commission at its principal office in Washington, D.C. after you pay the Securities and Exchange Commission's prescribed fees.

       The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will update and supersede automatically this information. We incorporate by reference the following documents, which we have filed already with the Securities and Exchange Commission, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Registered Stockholders sell all of the shares:

       1.  Our Annual Report on Form 10-KSB for the year ended December 31,
           1999.

       2.  Our following Current Reports on Form 8-K:

               (a)  Form 8-K dated December 29, 1999, as amended on March 9,
                    2000;

               (b) Form 8-K dated January 10, 2000, as amended on February 11, 2000; and

               (c)  Form 8-K dated March 24, 2000.

       3. The description of Mace's common stock contained in the Registration Statement on Form 8-A (File No. 0-22810) filed by Mace to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed to update such description.

       You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

       Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or supersedes a statement in this prospectus or incorporated by reference in this prospectus:

       . in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus, a statement contained in this prospectus;

       . a statement contained in any accompanying prospectus supplement relating to a specific offering of shares; or

       . a statement contained in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus.

       Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

       We will provide without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Written requests for copies should be addressed to Louis D. Paolino, Jr., Chief Executive Officer, Mace Security International, Inc., 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by us in connection with this registration statement:

Securities and Exchange Commission Registration Fee......   $  3,470
Accounting Fees and Expenses.............................   $ 10,000
Legal Fees and Expenses..................................   $ 25,000
Miscellaneous Expenses...................................   $ 10,000
Total....................................................   $ 48,470


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may similarly indemnify the person in the case of actions or suits brought by or in the right of the corporation, except, unless otherwise ordered by the court, that no indemnification will be made in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation.

     A corporation may indemnify the person against expenses including attorneys' fees, and judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification will be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the aforesaid standard of conduct. The determination will be made:

       (1) by a majority vote of the directors who were not parties to the action, suit, or proceeding, whether or not a quorum;

       (2) if no directors were parties, or if the directors so direct, by independent legal counsel in a written opinion; or

       (3) by the stockholders.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits, or otherwise, in defense of any claim, issue or matter therein, the person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense. The statute also provides that it is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our By-Laws provide for the indemnification of our directors and officers to the fullest extent permitted by law and requires advancement of expenses.

     Section 102(b)(7) of the Delaware General Corporation Law allows a Delaware corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability:

     (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;

     (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

     (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

     (4) for any transaction from which the director derived an improper benefit.

     Moreover, while this provision provides directors with protection against awards for monetary damages for breach of their duty of care, it does not eliminate the duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Finally, this provision applies to an officer of a corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and does not apply to officers of the corporation who are not directors.

     Our Certificate of Incorporation does not provide for the limitation on liability permitted by Section 102(b)(7). We maintain directors and officers' liability insurance.

To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the above mentioned provisions, we have been informed that in the Securities and Exchange Commission's opinion the indemnification is against public policy as expressed in that Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this registration statement:

Exhibit Number           Document
--------------           --------

 4.1 Form of Equity Purchase Agreement to be issued by Mace to Fusion Capital (included as Exhibit A to Master Facility Agreement in Exhibit 10.1)

 5.1                     Opinion of Drinker Biddle & Reath LLP

10.1 Master Facility Agreement, dated as of April 5, 2000, between Mace and Fusion Capital

23.1                     Consent of Grant Thornton LLP

23.2                     Consent of Ernst & Young LLP

23.3                     Consent of Urbach Kahn & Werlin PC

23.4                     Consent of D. Williams & Co., P.C.

23.5                     Consent of Daniel P. Irwin and Associates, P.C.

23.6                     Consent of Drinker Biddle & Reath LLP (included in
                         Exhibit 5)

24                       Power of Attorney (included in signature page)

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any additional or changed material information on the plan of distribution;

               provided, however that the undertakings set forth in paragraphs
               --------  -------
          (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions permitted under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Laurel, New Jersey on April 11 2000.

                          MACE SECURITY INTERNATIONAL, INC.
                          By: /s/ Louis D. Paolino, Jr.
                              -------------------------
                              Louis D. Paolino, Jr.
                              Chairman of the Board, Chief Executive Officer and President

Date:  April 11, 2000

                               POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Gregory M. Krzemien his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                Title                                  Date
---------                                -----                                  ----

/s/ Louis D. Paolino, Jr.                                                       April 11, 2000
-------------------------
Louis D. Paolino, Jr.                   Chief Executive Officer,
                                        Chairman of the Board and President


/s/ Gregory M. Krzemien                                                         April 11, 2000
-----------------------
Gregory M. Krzemien                      Chief Financial Officer
                                         and Treasurer

/s/ Ronald R. Pirollo                                                           April 11, 2000
---------------------
Ronald R. Pirollo                        Chief Accounting Officer
                                         And Controller

/s/ Jon E. Goodrich                                                             April 11, 2000
-------------------
Jon E. Goodrich                          Director

/s/ Robert M. Kramer                                                            April 11, 2000
--------------------
Robert M. Kramer                         Director

/s/ Matthew J. Paolino                                                          April 11, 2000
----------------------
Matthew J. Paolino                       Director

/s/ Constantine N. Papadakis                                                    April 11, 2000
----------------------------
Constantine N. Papadakis                 Director

/s/ Richard B. Muir                                                             April 11, 2000
-------------------
Richard B. Muir                          Director

/s/ Mark S. Alsentzer                                                           April 11, 2000
---------------------
Mark S. Alsentzer                        Director

                                 EXHIBIT INDEX


Exhibit Number       Document
--------------       --------

 4.1 Form of Equity Purchase Agreement to be issued by Mace to Fusion Capital (included as Exhibit A to Master Facility Agreement in Exhibit 10.1)

 5.1                 Opinion of Drinker Biddle & Reath LLP

10.1 Master Facility Agreement, dated as of April 5, 2000, between Mace and Fusion Capital

23.1                 Consent of Grant Thornton LLP

23.2                 Consent of Ernst & Young LLP

23.3                 Consent of Urbach Kahn & Werlin PC

23.4                 Consent of D. Williams & Co., P.C.

23.5                 Consent of Daniel P. Irwin and Associates, P.C.

23.6                 Consent of Drinker Biddle & Reath LLP
                     (included in Exhibit 5)

24                   Power of Attorney (included in signature page)